BlackRock Enhanced Equity Dividend Trust

Cusip: 09251A104

Ticker: BDJ

Record Date	January 15, 2025

Pay Date	January 31, 2025

Distribution Amount per share	$0.061900

The following table sets forth the estimated amounts of the current distribution and the cumulative distributions paid this fiscal year to date from the following sources: net income, net realized short-term capital gains, net realized long-term capital gains and return of capital. All amounts are expressed per common share.

	Current Distribution	% Breakdown of the Current Distribution	Total Cumulative Distributions for the Fiscal Year to Date	% Breakdown of the Total Cumulative Distributions for the Fiscal Year to Date

Net Income	$0.012704	21%	$0.012704	21%

Net Realized Short-Term Capital Gains	$0.049196	79%	$0.049196	79%

Net Realized Long-Term Capital Gains	$-	0%	$-	0%

Return of Capital	$-	0%	$-	0%

Total (per common share)	$0.061900	100%	$0.061900	100%

Average annual total return (in relation to NAV) for the 5-year period ending on December 31, 2024				7.22%

Annualized current distribution rate expressed as a percentage of NAV as of December 31, 2024				8.24%

Cumulative total return (in relation to NAV) for the fiscal year through December 31, 2024				10.89%

Cumulative fiscal year distributions as a percentage of NAV as of December 31, 2024				0.00%

You should not draw any conclusions about the Trust’s investment performance from the amount of this distribution or from the terms of the Trust’s Managed Distribution Plan.

The Fund estimates that it has distributed more than its net income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

When distributions exceed total return performance, the difference will reduce the Fund’s net asset value per share.

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes.